Illumina Appoints Joydeep Goswami Chief Financial Officer

SAN DIEGO, February 1, 2023 /PRNewswire/ -- Illumina, Inc. (NASDAQ: ILMN), a global leader in DNA sequencing and array-based technologies, today announced Joydeep Goswami has been appointed Chief Financial Officer, effective immediately. Goswami previously served as Illumina’s Chief Strategy and Corporate Development Officer and interim Chief Financial Officer. As CFO, Goswami will be responsible for the Company’s financial planning and analysis, accounting, investor relations, internal audit, tax, and treasury functions. He will also continue to lead the corporate development and strategic planning function.

“Joydeep’s strategic expertise, deep industry knowledge, and extensive global business experience make him ideally positioned to help lead the next phase of Illumina’s growth,” said Francis deSouza, Illumina’s Chief Executive Officer. “Joydeep is a proven and disciplined leader with a strong track record of creating value and building high-performing teams.”

Goswami assumed all CFO responsibilities on an interim basis in July 2022 and has served as Chief Strategy and Corporate Development Officer since 2019. In that role, Goswami was responsible for driving planning, strategic partnerships and acquisitions and worked closely with the Finance organization on capital allocation, financial planning, and deal execution.

“As CFO, I look forward to helping maximize long-term shareholder value by scaling our financial operations, analytics and forecasting capabilities,” said Goswami. “Working closely with the entire leadership team and our world-class finance organization, we’ll continue to deliver on Illumina’s mission to improve human health by unlocking the power of the genome.”

With more than 20 years of experience in the life sciences industry, Goswami has held various senior and international management roles with P&L responsibility. Prior to joining Illumina, he was President, Clinical Next Generation Sequencing (NGS) and Oncology at Thermo Fisher Scientific, where he led the expanded application of NGS across clinical oncology, research, and reproductive health segments. While at Thermo Fisher, he also served as President, Asia Pacific and Japan leading the integration of Life Technologies APJ business into the regional Thermo Fisher organization, doubling organic growth while significantly improving the profitability of the business. Earlier in his career, Goswami was President, Japan at Life Technologies where he drove strong top and bottom-line growth through key customer engagement. Goswami began his career at McKinsey & Company, where he managed projects and teams serving global clients spanning several industries including pharmaceuticals, medical products, chemical, private equity and technology.

Goswami holds an M.S., Ph.D. in chemical engineering, and an MBA from the Massachusetts Institute of Technology, as well as a bachelor’s degree in chemical engineering from the Indian Institute of Technology, Mumbai.

“We have full confidence in Joydeep and his ability to drive continued growth and profitability in partnership with Illumina’s already strong finance leadership team,” said Caroline Dorsa, Illumina Board member and Chair of the Audit Committee. “From my own experience, I know how important it is to have a financial leader who brings both a strategic and operational mindset to creating shareholder value. Coming from his role as Chief Strategy and Corporate Development Officer, Joydeep brings a unique understanding of the genomics industry that is critical for success.”

About Illumina
Illumina is improving human health by unlocking the power of the genome. Our focus on innovation has established us as a global leader in DNA sequencing and array-based technologies, serving customers in the research, clinical and applied markets. Our products are used for applications in the life sciences, oncology, reproductive health, agriculture and other emerging segments. To learn more, visit www.illumina.com and connect with us on Twitter, Facebook, LinkedIn, Instagram, and YouTube.

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